Exhibit 23.7

CONSENT

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2017 (the “Annual Report”) of Teck Resources Limited (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We hereby consent to references to our firm’s name and all references to our name included or incorporated by reference in: (i) the Annual Report of the Company; and (ii) the Company’s registration statements on Form S-8 (File Nos. 333-140184, 333-170840 and 333-205514), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable.

Sincerely,
SPROULE UNCONVENTIONAL LIMITED

/s/ Cameron P. Six, P. Eng.
Name: Cameron P. Six, P. Eng.
Title: President and CEO

Date:February 28, 2018

Calgary, Alberta, Canada